Your Ref: Our Ref:	589/217/3649

March 14, 2008

U.S. Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washington, D.C. 20549
United States of America

Dear Sir/Madam,

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 10 of the Registration Statement of Puda Coal, Inc. on Form S-1 /A of our Auditors' Report, dated May 10, 2007, on the consolidated balance sheet of Puda Coal, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years ended December 31, 2006, 2005 and 2004.

In addition, we consent to the reference to us under the heading "Experts" in the Registration Statement.

/s/ Moore Stephens

Certified Public Accountants
Hong Kong

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